As filed with the Securities and Exchange Commission on January 28, 2002

Registration No. 333- ___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

METROPOLITAN HEALTH NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	65-0635748 (I.R.S. Employer Identification No.)

500 Australian Avenue South, Suite 1000
West Palm Beach, FL 33401
(Address of Principal Executive Offices)

SERVICES AGREEMENT WITH
JAN DOUGLAS ATLAS
(full title of plan)

Fred Sternberg, Chairman, President and CEO
500 Australian Avenue South, Suite 1000
West Palm Beach, FL 33401
(561) 805-8500
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Steven I. Weinberger, Esq.
Atlas Pearlman, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, FL 33301

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.001 par value	113,073	$1.20	$135,687.60	$12.48

(1)	Calculated in accordance with Rule 457(c) based upon the average of the closing bid and asked prices on January 25, 2002.

PROSPECTUS

METROPOLITAN HEALTH NETWORKS, INC.

113,073 SHARES OF COMMON STOCK

     This Prospectus forms a part of a registration statement which registers an aggregate of 113,073 shares of common stock that are collectively referred to as the “Shares” of Metropolitan Health Networks, Inc. (“Metropolitan,” the “Company,” “we,” “us,” or “our”). The Shares have been issued to Jan Douglas Atlas pursuant to a services agreement dated December 31, 2001. Mr. Atlas is sometimes referred to as the “selling security holder.”

     The selling security holder may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices. We will not receive any proceeds from sales by the selling security holder.

     No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the Shares shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

     These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

     SEE “RISKS OF INVESTING IN METROPOLITAN SHARES” COMMENCING ON PAGE 3 OF THIS PROSPECTUS.

The date of this prospectus is January 28, 2002

AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the Shares. This prospectus, which comprises Part I of the registration statement, omits certain information contained in the registration statement. For further information with respect to us and the Shares offered by this prospectus, reference is made to the entire registration statement, including the exhibits thereto. Statements in this prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the registration statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of the exhibit or other document to which reference is hereby made, for a full statement of the provisions thereof. A copy of the registration statement, with exhibits, may be obtained from the Commission’s office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge or at the Commission’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:

•	Annual Report on Form 10-KSB for the year ended December 31, 2000, as filed on April 2, 2001;

•	Amendment to Annual Report on Form 10-KSB/A for the year ended December 31, 2000, as filed on September 18, 2001;

•	Quarterly Report on Form 10-QSB for quarter ended March 31, 2001, as filed on May 15, 2001;

•	Amendment to Quarterly Report on Form 10-QSB/A for quarter ended March 31, 2001, as filed on September 18, 2001;

•	Quarterly Report on Form 10-QSB for quarter ended June 30, 2001 as filed on August 13, 2001;

•	Amendment to Quarterly Report on Form 10-QSB/A for quarter ended June 30, 2001, as filed on September 18, 2001; and

•	Quarterly Report on Form 10-QSB for quarter ended September 30, 2001, as filed on November 14, 2001.

     All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

     We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Metropolitan Health Networks, Inc., 500 Australian Avenue South, Suite 1000, West Palm Beach, FL 33401.

THE COMPANY

     Metropolitan Health Networks, Inc. was incorporated in the State of Florida in January 1996 to develop a vertically and horizontally integrated health care delivery network (the “Network”). The Network initially was intended to provide primary and subspecialty physician care and diagnostic and therapeutic services. We pursued this business plan into 1999 through the acquisition, expansion and integration of physician care practices and diagnostic and rehabilitation centers in Dade, Broward and Palm Beach County, Florida.

     Responding to changes in the health care industry, in mid-1999 we modified our business strategy and presently operate as a Provider Service Network (PSN) which, instead of owning and managing physician practices and ancillary services, manages the total care of patients through “Global Risk” managed care contracts. As a result, we divested or unwound several of our acquisitions and deficit operations.

     Our executive offices are located at 500 Australian Avenue South, Suite 1000, West Palm Beach, Florida 33401, and our telephone number is (561) 805-8500.

RISKS OF INVESTING IN METROPOLITAN SHARES

     In addition to the other information in this prospectus, the following factors should be considered in evaluating our company and our business.

FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD HARM OUR BUSINESS AND RESULTS OF OPERATION

     We have experienced rapid growth in our business. This growth may impair our ability to provide our services efficiently and to manage our employees adequately. Our strategy is to focus on growth within geographic parameters, identifying regions throughout Florida. We are taking steps to manage our growth and to date have not experienced any persistent difficulties in managing our growth. Future results of operations could be materially adversely affected if we are unable to manage our growth effectively.

WE HAVE ONLY RECENTLY ACHIEVED PROFITABILITY AND WE MAY NOT BE ABLE TO SUSTAIN PROFITABILITY.

     Although we have achieved increased levels of revenues for the year ended December 31, 2000, this was our first profitable year. Up to this date we have operated with negative cash flows. For the year ended December 31, 2000, we incurred a profit of $4,928,569 of which $3,448,258 was a non-recurring gain. Our operating expenses have increased and can be expected to increase in connection with our operational growth and, accordingly, our future profitability may depend on corresponding increases in revenues from operations. Future events, including unanticipated expenses, increased competition or changes in government regulation, could have an adverse affect on our operating margins and results of operations. As a result, we may experience liquidity and cash flow problems in the future, and may require additional financing. There can be no assurance that our rate of revenue growth will continue in the future, that our future operations will be profitable, or that we will be able to obtain additional financing, if an when necessary, on terms acceptable to us.

OUR QUARTERLY RESULTS WILL LIKELY FLUCTUATE, WHICH COULD CAUSE THE VALUE OF OUR COMMON STOCK TO DECLINE.

     We are subject to quarterly variations in our medical expenses due to fluctuations in patient utilization. We have significant fixed operating costs and, as a result, are highly dependent on patient utilization to sustain profitability. Our results of operations for any quarter are not necessarily indicative of results of operations for any future period or full year. We experience increased patient population and greater use of medical services in the winter months. As a result, our results of operations may fluctuate significantly from period to period. In addition, there recently has been significant volatility in the market price of securities of health care companies that in many cases we believe has been unrelated to the operating performance of these companies. We believe that certain factors, such as legislative and regulatory developments, quarterly fluctuations in our actual or anticipated results of operations, lower revenues or earnings than those anticipated by securities analysts, and general economic and financial market conditions, could cause the price of our common stock to fluctuate substantially.

THE LOSS OF CERTAIN AGREEMENTS AND THE CAPITATED NATURE OF OUR REVENUES COULD MATERIALLY EFFECT OUR OPERATIONS.

     The majority of our revenues come from agreements with managed care organizations that provide for the receipt of capitated fees. The principal organization that we contract with is Humana. Capitated fees are negotiated fees that stipulate a specific dollar amount or a percentage of total premium collected by an insurer or payor source to cover the partial or complete healthcare services deliveries to a person. We generally enter into agreements which are for one-year terms and subject to annual negotiation of rates, covered benefits and other terms and conditions. These agreements may be terminated on short notice or not renewed on terms favorable to us and our affiliated providers. We may not be successful in obtaining additional HMO agreements or in increasing the number of HMO enrollees. A decline in enrollees in HMOs could also have a material adverse effect on our profitability.

     Under the HMO agreements we, through our affiliated providers, generally are responsible for the provision of all covered hospital benefits, as well as outpatient benefits, regardless of whether the affiliated providers directly provide the healthcare services associated with the covered benefits. To the extent that enrollees require more care than is anticipated, aggregate capitation rates may be insufficient to cover the costs associated with the treatment of enrollees. If revenue is insufficient to cover costs, our operating results could be adversely affected. As a result, our success will depend in large part on the effective management of health care costs. Pricing pressures may have a material adverse effect on our operating results. Changes in health care practices, inflation, new technologies, and numerous other factors affecting the delivery and cost of health care are beyond our control and may adversely affect our operating results.

THE DEVELOPMENT OF MANAGEMENT INFORMATION SYSTEMS MAY INVOLVE SIGNIFICANT TIME AND EXPENSE.

     Our management information systems are important components of the business and are becoming a more significant factor in our ability to remain competitive. We already possess a physician billing and collection system. We are participating in the development of an integrated management information system. To date, we have not experienced any systematic glitch or significant setback related to the functioning of our present management information system or to the development of our new system. The development and implementation of such systems involve the risk of unanticipated delay and expense, which could have an adverse impact on our operations.

EXPOSURE TO PROFESSIONAL LIABILITY AND THE HIGH COST OF LIABILITY INSURANCE COULD ADVERSELY EFFECT OUR FINANCIAL OPERATION.

     In recent years, physicians, hospitals and other providers in the health care industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. We maintain professional liability insurance coverage, on a claims basis, in an amount of $1.0 million per claim and $3.0 million in the aggregate for each physician and errors and omissions coverage of $1.0 million per claim and $3.0 million in the aggregate. Those amounts exceed the requirements as mandated by the state of Florida but which may not be adequate to protect our assets.

THE LOSS OF A SIGNIFICANT CONTRACT WITH HUMANA WOULD MATERIALLY EFFECT OUR OPERATIONS.

     We have one year renewable agreements with Humana to provide healthcare services to members in certain healthcare networks established or managed by Humana. For the twelve months ended December 31, 2000, approximately 96.4% of our revenue was obtained from these agreements. These agreements may be terminated in the event we participate in activities Humana reasonably believes may adversely effect the health or welfare of any member or other material breach. Failure to maintain these agreements, or successfully develop additional sources of revenue could adversely effect our financial condition.

OUR INDUSTRY IS ALREADY VERY COMPETITIVE; INCREASED COMPETITION COULD ADVERSELY AFFECT OUR REVENUES.

     The health care industry is highly competitive and subject to continual changes in the method in which services are provided and the manner in which health care providers are selected and compensated. Companies in other health care industry segments, some of which have financial and other resources greater than we do, may become competitors in providing similar services. Our principal competitors include Continucare, Florida Health Choice and Primary Care Specialists. Our strength in comparison with our competitors is our knowledge, understanding and experience in managed care risks, particularly with Medicare. We may not be able to continue to compete effectively in this industry. Additional competitors may enter our markets and this competition may have an adverse effect on our revenues.

WE ARE DEPENDENT UPON OUR KEY MANAGEMENT PERSONNEL FOR OUR FUTURE SUCCESS.

     Our success depends to a significant extent on the continued contributions of our key management, including our president and chief executive, Fred Sternberg and Debra Finnel, our chief operating officer. We have no insurance policies for our executive officers. The loss of Mr. Sternberg or Ms. Finnel or other key personnel could have a material adverse effect on our financial condition, results of operations and plans for future development. While we have employment contracts with Mr. Sternberg and Ms. Finnel, we compete with other companies for executive talent and there can be no assurance that highly qualified executives would be readily available.

THE HEALTH CARE INDUSTRY IS HIGHLY REGULATED AND OUR FAILURE TO COMPLY WITH LAWS OR REGULATIONS, OR A DETERMINATION THAT IN THE PAST WE HAVE FAILED TO COMPLY WITH LAWS OR REGULATIONS, COULD HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The health care services that we and our affiliated professionals provide are subject to extensive federal, state and local laws and regulations governing various matters such as the licensing and certification of our facilities and personnel, the conduct of our operations, our billing and coding policies and practices, our policies and practices with regard to patient privacy and confidentiality, and prohibitions on payments for the referral of business and self-referrals. If we fail to comply with these laws, or a determination is made that in the past we have failed to comply with these laws, our financial condition and results of operations could be adversely affected. Changes to health care laws or regulations may restrict our existing operations, limit the expansion of our business or impose additional compliance requirements. These changes, if effected, could have the effect of reducing our opportunities or continued growth and imposing additional compliance costs on us that may not be recoverable through price increases.

     Federal anti-kickback laws and regulations prohibit certain offers, payments or receipts of remuneration in return for referring Medicaid or other government-sponsored health care program patients or patient care opportunities or purchasing, leasing, ordering, arranging for or recommending any service or item for which payment may be made by a government-sponsored health care program. In addition, federal physician self-referral legislation, known as the Stark law, prohibits Medicare or Medicaid payments for certain services furnished by a physician who has a financial relationship with various physician-owned or physician-interested entities. These laws are broadly worded and, in the case of the anti-kickback law, have been broadly interpreted by federal courts, and potentially subject many business arrangements to government investigation and prosecution, which can be costly and time consuming. Violations of these laws are punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored health care programs and forfeiture of amounts collected in violation of such laws, which could have an adverse effect on our business and results of operations. Florida also has anti-kickback and self-referral laws, imposing substantial penalties for violations.

LIMITATIONS OF OR REDUCTION IN REIMBURSEMENT AMOUNTS OR RATES BY GOVERNMENT-SPONSORED HEALTHCARE PROGRAMS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Approximately 96% of our revenues were derived from reimbursements by various government-sponsored health care programs. These government programs, as well as private insurers, have taken and may continue to take steps to control the cost, use and delivery of health care services. The following events could result in an adverse effect on our financial condition and results of operations:

•	reductions in or limitations of reimbursement amounts or rates under programs,

•	reductions in funding of programs,

•	elimination of coverage for certain individuals or treatments under programs, which may be implemented as a result of increasing budgetary and cost containment pressures on the health care industry, or

•	new federal or state legislation reducing funding and reimbursements.

WE HAVE ANTI-TAKEOVER PROVISIONS WHICH MAY MAKE IT DIFFICULT TO REPLACE OR REMOVE OUR CURRENT MANAGEMENT.

     Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. The ability of our board to issue preferred stock may prevent or frustrate shareholder attempts to replace or remove current management.

DUE TO THE SUBSTANTIAL NUMBER OF OUR SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE, THE MARKET PRICE OF OUR COMMON STOCK COULD FALL AS A RESULT OF SALES OF A LARGE NUMBER OF SHARES OF COMMON STOCK IN THE MARKET, OR THE PRICE COULD REMAIN LOWER BECAUSE OF THE PERCEPTION THAT SUCH SALES MAY OCCUR.

     These factors could also make it more difficult for us to raise funds through future offerings of our common stock. As of December 31, 2001, there were 27,479,087 shares of our common stock outstanding. All of which will be freely tradable without restriction with the following exceptions:

•	approximately 5,500,000 shares, which are owned by certain of our officers, directors, affiliates and third parties, may be sold publicly at any time subject to the volume and other restrictions under Rule 144 of the Securities Act of 1933;

     In addition, as of December 31, 2001, approximately 7,380,400 shares of our common stock were reserved for issuance upon the exercise of warrants and options which have been previously granted.

OUR COMMON STOCK HAS EXPERIENCED IN THE PAST, AND IS EXPECTED TO EXPERIENCE IN THE FUTURE, SIGNIFICANT PRICE AND VOLUME VOLATILITY, WHICH SUBSTANTIALLY INCREASES THE RISK OF LOSS TO PERSONS OWNING OUR COMMON STOCK.

Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

FORWARD-LOOKING STATEMENTS

     Certain important factors may affect our actual results and could cause those results to differ materially from any forward-looking statements made in this prospectus or that are otherwise made by us or on our behalf. “Forward-looking statements” are not based on historical facts and are typically phrased using words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” and similar expressions or variations.

SERVICES AGREEMENT

Services Agreement With Jan Douglas Atlas

     On December 31, 2001, we entered into a services agreement with Jan Douglas Atlas. The agreement provides that as partial consideration for legal services rendered and to be rendered to us by Mr. Atlas, we will issue 113,073 shares of our common stock to Mr. Atlas. The agreement further provides that we promptly prepare and file a registration statement on Form S-8 covering the 113,073 shares.

Federal Income Tax Effects

     The following discussion applies to the issuance of the Shares and is based on federal income tax laws and regulations in effect on December 31, 2001. It does not purport to be a complete description of the federal income tax consequences of the issuance, nor does it describe the consequences of state, local or foreign tax laws which may be applicable.

     In connection with the issuance of Shares as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is “transferable” or is not subject to a “substantial risk of forfeiture.” A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Shares received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the Shares to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 and the Shares, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture, the recipient would be obligated to include in gross income the fair market value of the Shares received once the conditions to receipt of the Shares are satisfied.

Restrictions Under Securities Laws

     The sale of the Shares must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be “affiliates” of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% and greater stockholders may also be subject to the “short swing” profit rule of Section 16(b) of the Securities Exchange Act of 1934.

SALES BY SELLING SECURITY HOLDER

The following table sets forth

•	the name of the selling security holder,

•	the amount of shares of common stock owned beneficially, directly or indirectly, by the selling security holder,

•	the maximum amount of shares of common stock to be offered by the selling security holder,

•	the amount of common stock to be owned by the selling security holder following sale of the shares of common stock, and

•	the percentage of shares of common stock to be owned by the selling security holder following completion of such offering.

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right.

     We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holder identified in the table may sell some or all of the Shares owned by him which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares available for resale hereby that will be held by the selling security holder upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the selling security holder will sell all of the Shares owned by him which are being offered hereby.

Percentage
			Shares to be	to be Owned
Name of Selling	Number of	Shares to	Owned After	After
Security Holder	Shares Owned	be Offered	Offering	Offering

Jan Douglas Atlas	113,073	113,073	-0-	N/A

PLAN OF DISTRIBUTION

     The Shares covered by this prospectus may be resold and distributed from time to time by the selling security holder in one or more transactions, including ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holder in connection with sales of securities.

     The selling security holder may sell Shares in one or more of the following methods, which may include crosses or block transactions:

•	through the “pink sheets”, on the over-the-counter Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

•	in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates;

•	through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

•	through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     In making sales, brokers or dealers used by the selling security holder may arrange for other brokers or dealers to participate. Any selling security holder that is an affiliate of Metropolitan and others through whom such securities are sold may be “underwriters” within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holder, or any other broker-dealer, is acting as principal or agent for the selling security holder, the compensation to be received by underwriters who may be selected by the selling security holder, or any broker-dealer, acting as principal or agent for the selling security holder and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

     In connection with distributions of the Shares or otherwise, the selling security holder may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the selling security holder. The selling security holder may also sell shares short and deliver the Shares to close out the positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares, which the broker-dealer may resell under this prospectus. The selling security holder may also pledge the Shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares under this prospectus.

     We have advised the selling security holder that, at the time a resale of the Shares is made by or on behalf of the selling security holder, a copy of this prospectus is to be delivered.

     We have also advised the selling security holder that during the time as he may be engaged in a distribution of the shares included herein he is required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes the selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

     Sales of securities by us and the selling security holder or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

DESCRIPTION OF SECURITIES

     As of December 31, 2001, we had authorized 80,000,000 shares of par value $0.001 common stock, with 27,479,087 shares issued and outstanding. Additionally, we have authorized 10,000,000 shares of preferred stock, with 5,000 shares issued and outstanding.

Common Stock

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

     We are authorized to issue 10,000,000 shares of Preferred Stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control.

     We have designated a Series A class of preferred stock and a Series B class of preferred stock. A summary of their material terms, rights and preferences are the following:

Series A

     We have designated 30,000 shares of our preferred stock as Series A preferred stock, par value $.001. There are currently 5,000 Series A preferred shares issued and outstanding. Each share of Series A preferred stock has a stated value of $100 and pays dividends equal to 10% of the stated value per annum. At December 31, 2000, the aggregate and per share amounts of cumulative dividend arrearages were approximately $166,667 and $33.40.

     Each share of Series A preferred stock is convertible into shares of common stock at the option of the holder at the lesser of 85% of (1) the average closing bid price of the common stock for the ten trading days immediately preceding the conversion or (2) $6.00. We have the right to deny conversion of the Series A preferred stock, at which time the holder shall be entitled to receive additional cumulative dividends at 5% per annum in addition to the initial dividend rate of 10% per annum.

     In addition, we have the right, exercisable at any time upon 10 trading days notice to the holders of the Series A preferred stock given at any time after the expiration of two years after the date of issuance to redeem all or any portion of the shares of Series A preferred stock which have not previously been converted or redeemed, at a price equal to 105% of the product of (1) the number of shares of preferred stock then held by the holder, and (2) the stated value.

     In the event of any liquidation, dissolution or winding up of our company, holders of the Series A preferred stock are entitled to receive a liquidating distribution before any distribution may be made to holders of our common stock and other Series of our preferred stock.

     The Series A preferred share holders have no voting rights, except as provided under Florida law.

Series B

     We have designated 7,000 shares of our preferred stock as Series B preferred stock, with a stated value of $1,000 per share. During the year ended June 30, 1998, 1,200 shares of

Series B preferred stock were issued, however there are currently no Series B shares outstanding. Holders of the Series B preferred stock are entitled to receive, whether declared or not, cumulative dividends equal to 5% per annum. Each share of Series B preferred stock is convertible into such number of fully paid and nonassessable shares of common stock as is determined by dividing the stated value by the conversion price. The conversion price shall be the lesser of the market price, as defined or $4.00. From September 1998 to October 1999, all of our outstanding Series B preferred shares were converted into 3,597,305 shares of our common stock at various prices. The Series B preferred shares do not contain voting rights, except as provided under Florida law.

Transfer Agent

     The Transfer Agent for our shares of Common Stock is Florida Atlantic Stock Transfer, Tamarac, Florida.

EXPERTS

     The financial statements incorporated by reference in this Prospectus have been audited by Kaufman, Rosin & Co., P.A., independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act (the “Corporation Act”) permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation (the “Articles”) and Bylaws provide that we shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

     The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws.

     The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

     The documents listed below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

     The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:

•	Annual Report on Form 10-KSB for the year ended December 31, 2000, as filed on April 2, 2001;

•	Amendment to Annual Report on Form 10-KSB/A for the year ended December 31, 2000, as filed on September 18, 2001;

•	Quarterly Report on Form 10-QSB for quarter ended March 31, 2001, as filed on May 15, 2001;

•	Amendment to Quarterly Report on Form 10-QSB/A for quarter ended March 31, 2001, as filed on September 18, 2001;

•	Quarterly Report on Form 10-QSB for quarter ended June 30, 2001 as filed on August 13, 2001;

•	Amendment to Quarterly Report on Form 10-QSB/A for quarter ended June 30, 2001, as filed on September 18, 2001; and

•	Quarterly Report on Form 10-QSB for quarter ended September 30, 2001, as filed on November 14, 2001.

     All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

     We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Metropolitan Health Networks, Inc., 500 Australian Avenue South, Suite 1000, West Palm Beach, FL 33401.

ITEM 4. Description of Securities

     A description of Metropolitan’s securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5. Interests of Named Experts and Counsel

     Pursuant to the terms of the Services Agreement we have issued Jan Douglas Atlas 113,073 shares of common stock. Mr. Atlas is a member of Atlas Pearlman, P.A. Such firm also provides legal services to us.

ITEM 6. Indemnification of Directors and Officers

     We may agree to the terms and conditions upon which any director, officer, employee or agent accepts an office or position with the Company and in our By-laws, by contract or in any other manner we may agree to indemnify and protect our directors, officers, employees or agents, or any person who serves at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the corporate laws of the State of Florida (including, without limitation, the statutes, case law and principles of equity). If the laws (including without limitation, the statutes, case law or principles of equity, as the case may be) of the State of Florida are amended or changed to permit or authorize broader rights of indemnification to any of the persons referred to in the immediately preceding sentence, then we shall be automatically authorized to agree to indemnify such respective persons to the fullest extent permitted or authorized by such law, as so amended or changed, without the need for amendment or modification of our Articles of Incorporation and without further action by our Directors or stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

ITEM 7. Exemption From Registration Claimed

     Inasmuch as the recipient of the Shares is knowledgeable and sophisticated, and had access to relevant information pertaining to the Company and had the ability to fend for himself, the issuance was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) of that act.

ITEM 8. Exhibits

5.1	Opinion and consent of Atlas Pearlman, P.A. [includes Exhibit 23.1]. *

10.1	Services Agreement with Jan Douglas Atlas*

23.2	Consent of Independent Certified Public Accountant*

*Filed herewith

ITEM 9. UNDERTAKINGS

     1.     To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

     (a)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (c)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement

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shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act against such liabilities (other than the payment by the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant pursuant to the requirements of the Securities Act of 1933, as amended, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of West Palm Beach, Florida, on the 28th day of January, 2002.

METROPOLITAN HEALTH NETWORKS, INC.

By: /s/ Fred Sternberg

Name: Fred Sternberg Title: Chief Executive Officer And Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fred Sternberg Fred Sternberg	Chief Executive Officer, Director, and Chairman of the Board	January 28, 2002

/s/ Debra A. Finnel Debra A. Finnel	Vice President and Chief Operating Officer	January 28, 2002

/s/ David S. Gartner David S. Gartner	Secretary and Chief Financial Officer	January 28, 2002

/s/ Michael Cahr Michael Cahr	Director	January 28, 2002

/s/ Marvin Heiman Marvin Heiman	Director	January 28, 2002

/s/ Michael Earley Michael Earley	Director	January 28, 2002

/s/ William M. Bulger Honorable William M. Bulger	Director	January 28, 2002

/s/ J. Robert Buchanan J. Robert Buchanan	Director	January 28, 2002

/s/ Martin Harrison Martin Harrison	Director	January 28, 2002